Exhibit 99.1

ATS Corporation Completes Acquisition of Number Six Software, Inc.

MCLEAN, VA — (BUSINESSWIRE) — November 12, 2007, McLean, VA. ATS Corporation (“ATSC”) (OTCBB:ATCT.OB), a leading information technology company that delivers innovative technology solutions to federal, state, and local government organizations, today announced that it has completed the previously announced acquisition of Number Six Software, Inc. (“Number Six”), a provider of application development and information technology consulting to both government and commercial customers.  This acquisition supports ATSC’s strategic growth plan to broaden its information technology services expertise and add new customers in each of ATSC’s target sectors.

ATSC Chairman, President and Chief Executive Officer, Dr. Edward Bersoff, stated, “We are pleased to complete the acquisition of Number Six.  This transaction adds scale and customers in both government and commercial markets.  It also establishes a strong platform for growth in 2008 and beyond and demonstrates our ability to accomplish our priority initiatives.”

ATSC expects Number Six to generate annual revenues of approximately $33 million in 2007 with EBITDA (earnings before interest, taxes, depreciation and amortization) unadjusted for potential synergies of approximately $3.6 million.  EBITDA is not a recognized term under U.S. generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Further, ATSC expects approximately 15% in revenue growth for Number Six in 2008, with $1.5 to $2.0 million in potential EBITDA growth and synergies over the next 12 to 18 months through a combination with ATSC operations.  As a result, ATSC expects the transaction to be accretive to earnings in 2008.

About Number Six Software, Inc.

Number Six employs approximately 175 professionals, delivering information technology governance, software process improvement and custom application development to both commercial and government customers.  Headquartered in Vienna, Virginia with six satellite offices in the southeast and mid-western United States, the Company brings together the teams, methods and processes necessary to resolve risk, define requirements and manage assets throughout the system lifecycle.  Additional information about Number Six can be found at www.numbersix.com.

About ATS Corporation and Advanced Technology Systems, Inc.

ATS Corporation operates through its subsidiaries, Advanced Technology Systems, Inc., Reliable Integration Services, and Appix, Inc.

Advanced Technology Systems, Inc. (“ATS”) is a leading provider of systems integration and application development, IT infrastructure management and strategic IT consulting services to U.S. federal government agencies.  Since its founding in 1978, ATS has been recognized for its custom software development and software integration capabilities and its deep domain expertise in federal government financial, human resource and data management systems.  ATS has built and implemented over 100 mission-critical systems for clients.

ATS’ financial management software expertise assists clients preparing for the government’s increased financial accountability standards.  ATS’ data management systems expertise allows clients to increase efficiency with better human resource and case management tracking capabilities, while also allowing them to organize and track information easily.  Additionally, ATS’ IT outsourcing capabilities provide ATS with an opportunity to develop long-term value added partnerships with clients that allow end-users and government agencies to focus on core mission priorities, while reducing expenditures on systems management.

In addition, ATSC leverages its IT services, management consulting, and software and systems development solutions expertise into financial institutions, insurance companies and government sponsored enterprises through a wholly owned subsidiary, Appix, Inc. (“Appix”).  Appix is one of the largest providers of outsourced professional services at Fannie Mae and currently serves many Fortune 500 financial services and insurance companies.  Additional information about Appix may be found at www.appix.com.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  In particular, this press release contains forward-looking statements about our acquisition of Number Six.  Actual results of the above-described transaction may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the following:  our ability to successfully integrate the acquired business; our dependence on our contracts with federal government agencies for the majority of our revenue; our dependence on our GSA schedule contracts; our position as a prime contractor on government-wide acquisition contracts to grow our business; and other factors discussed from time to time in our filings with the Securities and Exchange Commission.  In addition, the forward-looking statements included in this press release represent our views as of November 9, 2007.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.  These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 9, 2007.

Additional information about ATSC and ATS may be found at www.atsva.com.

Contact:

ATS Corporation
Dr. Edward H. Bersoff
Chairman, President and Chief Executive Officer
(703) 506-0088

or

Joann O’Connell

Vice President, Investor Relations

(703) 506-0088
or
Public Relations
David Knowles, 301-924-0330 x25

Source: ATS Corporation